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                                                                    EXHIBIT 12.1

                         DIAMOND OFFSHORE DRILLING, INC.
                       STATEMENT RE COMPUTATION OF RATIOS
                             (THOUSANDS OF DOLLARS)

RATIO OF EARNINGS TO FIXED CHARGES:

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                                                                                  YEAR ENDED DECEMBER 31,
                                                          -------------------------------------------------------------------------
                                                             2002            2001            2000            1999            1998
                                                          ---------       ---------       ---------       ---------       ---------
COMPUTATION OF EARNINGS:

Pretax income from continuing operations ...........      $  96,174       $ 260,485       $ 110,867       $ 240,363       $ 590,231
Less: Interest capitalized during the
      period and actual preferred
      dividend requirements of
      majority-owned subsidiaries and
      50%-owned persons included in
      fixed charges but not deducted
      from pretax income from above ................         (2,878)         (2,645)        (13,844)         (6,329)         (1,031)
Add:  Previously capitalized interest
      amortized during the period ..................          1,304           1,185             334             334             334
                                                          ---------       ---------       ---------       ---------       ---------
Total earnings, before fixed charge
addition ...........................................         94,600         259,025          97,357         234,368         589,534
                                                          ---------       ---------       ---------       ---------       ---------
COMPUTATION OF FIXED CHARGES:

Interest, including interest capitalized ...........         26,933          29,191          24,500          16,009          16,121
                                                          ---------       ---------       ---------       ---------       ---------
Total fixed charges ................................         26,933          29,191          24,500          16,009          16,121
                                                          ---------       ---------       ---------       ---------       ---------

TOTAL EARNINGS AND FIXED CHARGES ...................      $ 121,533       $ 288,216       $ 121,857       $ 250,377       $ 605,655
                                                          =========       =========       =========       =========       =========

RATIO OF EARNINGS TO FIXED CHARGES .................           4.51            9.87            4.97           15.64           37.57
                                                          =========       =========       =========       =========       =========
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